Exhibit 5

April 4, 2012

DARA BioSciences, Inc.

8601 Six Forks Road

Suite 160

Raleigh NC 27615

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form S-1 (File No. 333-179637) (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”), on February 23, 2012, as amended and supplemented on March 13, March 26 and April 4, 2012. The Registration Statement relates to the registration of up to an aggregate of 15,000 units (the “Units”), with each unit consisting of (i) one share of Series B-2 convertible preferred stock (the “Shares”) which is convertible into shares of common stock, par value $0.01 per share (the “Common Stock”), and (ii) warrants to purchase shares of Common Stock as described in the Securities Purchase Agreement (as defined below) (the “Warrants,” collectively with the Shares and Common Stock, the “Securities”). The Registration Statement also registers the Common Stock issuable upon conversion of the Shares and exercise of the Warrants.

This opinion letter is being delivered at your request in accordance with the requirements of Paragraph 29 of Schedule A to the Securities Act and Item 601(b)(5)(i) of Regulation S-K under the Securities Act.

The Units are to be sold pursuant to a securities purchase agreement (the “Securities Purchase Agreement”) among the Company and purchasers named therein.

For purposes of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: the Registration Statement, the most recent prospectus included in the Registration Statement on file with the Securities and Exchange Commission as of the date of this opinion letter (the “Prospectus”); the Company’s Restated Certificate of Incorporation and Amended and Restated By-laws, the form Certificate of Designation of Preferences, Rights and Limitations of Series B-2 Convertible Preferred Stock filed as an exhibit to the Registration Statement (the “Certificate of Designation”), establishing the terms of the Shares in each case as in effect as of the date of this opinion letter, as certified by the Secretary of the Company; and the corporate action of the Company relating to the Registration Statement and the authorization for issuance and sale of the Units and matters in connection therewith.

DARA BioSciences, Inc.

April 4, 2012

We have also examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions and on a certificate of an officer of the Company. We have not independently established any of the facts on which we have so relied.

For purposes of this opinion letter, we have assumed the accuracy and completeness of each document submitted to us, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Company are actually serving in such capacity, that the representations of officers and employees of the Company are correct as to questions of fact, that the board of directors will have taken all action necessary to set the issuance price of the securities; and that each party to the documents we have examined or relied on (other than the Company) has the power, corporate or other, to enter into and perform all obligations thereunder and also have assumed the due authorization by all requisite action, corporate or other, the execution and delivery by such parties of such documents, and the validity and binding effect thereof such parties. We also have assumed that the Company will not in the future issue or otherwise make unavailable so many shares of Common Stock that there are insufficient authorized and unissued shares of Common Stock remaining and available for issuance pursuant to the exercise of the Warrants and conversion of the Shares. We have not independently verified any of these assumptions.

The opinions expressed in this opinion letter are limited to the General Corporation Law of the State of Delaware and, solely in connection with the opinions in numbered paragraph 2 below, the laws of the State of New York. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of (a) any other laws; (b) the laws of any other jurisdiction; or (c) the laws of any county, municipality or other political subdivision or local governmental agency or authority. The opinions set forth below are rendered as of the date of this opinion letter. We assume no obligation to update or supplement any of such opinions to reflect any changes of law or fact that may occur.

Based upon and subject to the foregoing, it is our opinion that when (i) the Registration Statement becomes effective under the Securities Act, (ii) the Securities Purchase Agreement is executed and delivered by the parties thereto and (iii) the Certificate of Designation has been filed with the Delaware Secretary of State as required by applicable law:

DARA BioSciences, Inc.

April 4, 2012

1. The Shares comprising the Units will be duly authorized for issuance by the Company and, when issued and paid for in accordance with the Securities Purchase Agreement, will be validly issued, fully paid, and non-assessable;

2. The Warrants comprising the Units, when duly executed, issued and delivered by the Company against payment therefor in accordance with the terms of the Securities Purchase Agreement, will constitute valid and binding obligations of the Company (subject to the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium and other laws affecting the rights and remedies of creditors or secured parties generally, and to the exercise of judicial discretion in accordance with general principles of equity, whether applied by a court of law or equity);

3. The Common Stock issuable upon conversion of the of the Shares, when such Shares are converted in accordance with the terms of the Certificate of Designation, will be validly issued, fully paid and non-assessable; and

4. The Common Stock issuable upon exercise of the Warrants, when issued, paid for (which amount shall be not less than the par value of the Common Stock) and delivered upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,

/s/ K&L Gates LLP

K&L Gates LLP